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Exhibit 5.1

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

July 27, 2004

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Penn National Gaming, Inc., a Pennsylvania corporation (the "Company"), and certain of its subsidiaries (collectively, the "Subsidiary Guarantors"), and are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration by the Company of $200 million aggregate principal amount of its Series B 6 7/8% Senior Subordinated Notes due 2011 (the "Series B Notes") and the guarantees of the Series B Notes by the Subsidiary Guarantors (the "Guarantees").

        The Series B Notes and the Guarantees are to be offered (the "Exchange Offer") in exchange for the outstanding $200 million aggregate principal amount of the Company's Series A 6 7/8% Senior Subordinated Notes due 2011 (the "Series A Notes") issued and sold by the Company on December 4, 2003 in an offering exempt from registration under the Act and guaranteed by the Subsidiary Guarantors. The Series B Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of December 4, 2003, among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee.

        In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto and the prospectus included in the Registration Statement, (ii) the Indenture, (iii) the respective charters and bylaws of the Company and the Subsidiary Guarantors as amended to date, (iv) the form of the Series B Notes, and (v) the form of Guarantee. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company and the Subsidiary Guarantors, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereafter set forth, including certain records of corporate proceedings of the Company and the Subsidiary Guarantors and statements from certain officers of the Company and the Subsidiary Guarantors. In delivering this opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company and the Subsidiary Guarantors. In making our examination of documents executed by parties other than the Company and the Subsidiary Guarantors, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

        Based upon and subject to the assumptions set forth herein, we are of the opinion that, when (i) the Registration Statement has been declared effective by the Commission in accordance with the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (ii) the Series B Notes have been duly issued, executed, authenticated and delivered in accordance with the

Indenture and delivered in the Exchange Offer in the manner contemplated in the Registration Statement and any prospectus or prospectus supplement relating thereto in exchange for an identical principal amount of Series A Notes and (iii) the Guarantees have been executed and delivered, the Series B Notes will constitute valid and binding obligations of the Company and the Guarantees will constitute valid and binding obligations of the Guarantor Subsidiaries.

        Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors' rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

        We express no opinion as to the law of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

        We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein.

Very truly yours,
/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP

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  Exhibit 5.1